Exhibit 10.1

INNOSPEC INC.

2018 OMNIBUS LONG-TERM INCENTIVE PLAN

INNOSPEC INC.

2018 OMNIBUS LONG-TERM INCENTIVE PLAN

SECTION 1

GENERAL

1.1. Purpose. The Innospec Inc. 2018 Omnibus Long-Term Incentive Plan (the “Plan”) has been established by Innospec Inc., a Delaware corporation, (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align the interests of Participants with those of the Company’s other stockholders through compensation that is based on the Company’s shares; and thereby promote the long-term financial interest of the Company and the Related Companies including the growth in value of the Company’s shares and enhancement of long-term stockholder return. Capitalized terms in the Plan are defined in Section 2.

1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3. Operation and Administration. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 9 (relating to operation and administration).

1.4. History. The Plan was approved by the Board of Directors for submission to the stockholders, for approval at the 2018 Annual Meeting of Stockholders. To the extent not prohibited by Applicable Laws, Awards which are to use shares of Stock reserved under the Plan that are contingent on the approval by the Company’s stockholders may be granted prior to that meeting contingent on such approval. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the date on which the stockholders approved the Plan. The Plan is intended to replace the Innospec Inc. Company Stock Option Plan, the Innospec Inc. Non-Employee Directors’ Stock Option Plan, and the Innospec Inc. Performance Related Stock Option Plan (the “Prior Plans”). The Prior Plans were adopted and approved by stockholders in 2008 and approved by stockholders, as each was amended, again in 2011. Following the approval of the Plan by the stockholders, no additional grants will be made pursuant to the Prior Plans.

SECTION 2

DEFINITIONS

2.1. “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 9.

2.2. “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3. “Award Agreement” means the written agreement, including an electronic agreement, setting forth the terms and conditions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.4. “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, Cash Incentive Awards and Full Value Awards.

2.5. “Board” means the Board of Directors of the Company.

2.6. “Cause” shall mean, in the reasonable judgment of the Committee, (i) the willful and continued failure by the Participant to substantially perform his duties with the Company or any Related Company (other than any such failure resulting from the Participant’s Disability), (ii) the willful engaging by the Participant in conduct which is demonstrably injurious to the Company or any Related Company, monetarily or otherwise, (iii) the engaging by the Participant in egregious misconduct involving moral turpitude to the extent that the Participant’s credibility and reputation no longer conform to the standard for employees, directors or service providers, as applicable, of the Company and Related Companies, or (iv) the Participant is convicted of a felony. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company or Related Company.

2.7. “Change in Control” means the first to occur of any of the following:

(a)	the consummation of a purchase or other acquisition by any person, entity or group of persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions, other than an acquisition by a trustee or other fiduciary holding securities under an employee benefit plan or similar plan of the Company or a Related Company), of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the outstanding shares of Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;

(b)	the consummation of a reorganization, merger, consolidation, acquisition, share exchange or other corporate transaction of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities;

(c)	the consummation of any plan of liquidation or dissolution of the Company providing for the sale or distribution of substantially all of the assets of the Company and its Subsidiaries or the consummation of a sale of substantially all of the assets of the Company and its Subsidiaries; or

(d)	at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

2.8. “Code” means the United States Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.9. “Committee” has the meaning set forth in Section 9.1.

2.10. “Common Stock” or “Stock” means the common stock of the Company.

2.11. “Company” has the meaning set forth in Section 1.1.

2.12. “Consultant” means any natural person engaged as a consultant or advisor by the Company or a Parent or Subsidiary or other Related Company (as determined by the Committee) to render bona fide services to such entity and such services are not in connection with the sale of shares of Stock in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13. “Director” means a member of the Board.

2.14. “Disability” means, except as otherwise provided by the Committee in an Award Agreement, that the Participant has been determined to be eligible for long-term disability benefits under the long-term disability plan in which the Participant participates and which is sponsored by the Company or a Related Company; or if the Participant does not participate in a long-term disability plan sponsored by the Company or a Related Company, then the Participant shall be considered to have a “Disability” if the Committee determines, under standards comparable to those of the Company’s long-term disability plan, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan or if the Committee determines, under standards for disability that apply pursuant to applicable statute in the country in which such Participant works, that such Participant would be considered disabled pursuant to such statute.

2.15. “Eligible Individual” means any Employee, Consultant or Director; provided, however, that to the extent required by the Code, an ISO may only be granted to an Employee of the Company or a Parent or Subsidiary. An Award may be granted to an Employee, Consultant or Director, in connection with hiring, retention or otherwise, prior to the date the Employee, Consultant or Director first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the Employee, Consultant or Director first performs such services.

2.16. “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company or a Related Company (as determined by the Committee). Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.17. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18. “Exercise Price” of each Option granted under this Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted.

2.19. “Expiration Date” has the meaning set forth in Section 4.6.

2.20. “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a)	If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the last previous trading day prior to such date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Stock will be the mean between the high bid and low asked prices for the Common Stock on the last previous trading day prior to such date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)	In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

2.21. A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to one or more conditions, as determined by the Committee.

2.22. An “Incentive Stock Option” or an “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code.

2.23. A “Non-Qualified Option or an “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code or a Tax-Qualified Option.

2.24. An “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Plan may be either an ISO, an NQO or a Tax-Qualified Option, as determined in the discretion of the Committee.

2.25. “Outside Director” means a Director of the Company who is not an officer or employee of the Company or the Related Companies.

2.26. “Parent” means a parent corporation within the meaning of Section 424(e) of the Code.

2.27. “Participant” means the holder of an outstanding Award.

2.28. “Performance-Based Compensation” has the meaning ascribed to such term under Section 162(m) of the Code and the regulations thereunder.

2.29. “Performance Measures” means performance goals based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: (i) earnings, including, but not limited to, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share of Stock (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow(s); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; and (xvii) any combination of any of the foregoing. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders equity and/or shares outstanding, investments or to assets or net assets, and may (but need not) provide for adjustments for restructurings, extraordinary, and any other unusual, non-recurring, or similar changes.

2.30. “Period of Restriction” means the period during which the transfer of shares of Stock are subject to restrictions and therefore, the shares of Stock are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.31. “Plan” has the meaning set forth in Section 1.1.

2.32. “Prior Plans” has the meaning set forth in Section 1.4.

2.33. “Related Company” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee.

2.34. “Retirement” means the occurrence of a Participant’s Termination Date due to the voluntary termination of employment with the consent of the Committee prior to such Termination Date.

2.35. “Securities Act” means the Securities Act of 1933, as amended.

2.36. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

2.37. “Tax-Qualified Option” means an Option granted that satisfies the requirements of Exhibit A to this Plan.

2.38. “Termination Date” means the date on which a Participant both ceases to be an employee of the Company and the Related Companies and ceases to perform material services for the Company and the Related Companies (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Related Company which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means the date on which the Outside Director’s service as an Outside Director terminates for any reason. If, as a result of a sale or other transaction, the entity for which the Participant performs services ceases to be a Related Company (and such entity is or becomes an entity separate from the Company), the occurrence of such transaction shall be the Participant’s Termination Date. With respect to Awards that constitute Deferred Compensation, references to the Participant’s termination of employment (including references to the Participant’s employment termination, and to the Participant terminating employment, a Participant’s separation from service, and other similar reference) and references to a Participant’s termination as a Director (including separation from service and other similar references) shall mean the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.

SECTION 3

SHARES OF STOCK AND PLAN LIMITS

3.1. Shares of Stock and Other Amounts Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)	Subject to the following provisions of this Section 3.1, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be (i) 900,000 shares of Stock (which number includes all shares available for delivery under this Section 3.1(a) since the establishment of the Plan, determined in accordance with the terms of the Plan); and (ii) any shares of Stock that are represented by awards granted under the Prior Plans that are forfeited, expire or are cancelled after the Effective Date without delivery of shares of Stock or which result in the forfeiture of the shares of Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Plan. Shares of Stock issued by the Company in connection with awards that are assumed or substituted in connection with a reorganization, merger, consolidation, acquisition, share exchange or other corporate transaction shall not be counted against the number of shares of Stock that may be issued with respect to Awards under the Plan.

(b)	Only shares of Stock, if any, actually delivered to the Participant or beneficiary on an unrestricted basis with respect to an Award shall be treated as delivered for purposes of the determination under Section 3.1(a) above, regardless of whether the Award is denominated in shares of Stock or cash. Consistent with the foregoing:

(i)	To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or cancelled, or the shares of Stock are not delivered on an unrestricted basis (including, without limitation, by reason of the Award being settled in cash), such shares of Stock shall not be deemed to have been delivered for purposes of the determination under Section 3.1(a) above.

(ii)	Subject to the provisions of paragraph (i) above, the total number of shares of Stock covered by an Award will be treated as delivered for purposes of this paragraph (b) to the extent payments or benefits are delivered to the Participant with respect to such shares. Accordingly (A) if shares covered by an Award are used to satisfy the applicable tax withholding obligation or Exercise Price, the number of shares held back by the Company to satisfy such withholding obligation or Exercise Price shall be considered to have been delivered; (B) if the Exercise Price of any Option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation, including shares of Stock that would otherwise be distributable upon the exercise of the Option), the number of shares tendered to satisfy such Exercise Price shall be considered to have been delivered; and (C) if shares of Stock are repurchased by the Company with proceeds received from the exercise of an option issued under this Plan, the total number of such shares repurchased shall be deemed delivered.

(c)	The shares of Stock with respect to which Awards may be made under the Plan shall be: (i) shares currently authorized but unissued; (ii) to the extent permitted by Applicable Law, shares currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions; or (iii) shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by the Chief Executive Officer or the Chief Financial Officer of the Company). The Company may contribute to the subsidiary or trust an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chief Executive Officer or the Chief Financial Officer of the Company).

3.2. Adjustments. In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, share exchange split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee shall, in the manner it determines equitable in its sole discretion, adjust Awards to reflect the transactions. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (A) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on shares of a company resulting from the transaction, and (B) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option, the amount of such payment will be the excess of value of the shares of Stock subject to the Option at the time of the transaction over the Exercise Price). However, in no event shall this Section 3.2 be construed to permit a modification (including a replacement) of an Option if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Section 409A of the Code; or (ii) would cause the Option subject to the modification (or cause a replacement Option) to be subject to Section 409A of the Code, provided that the restriction of this clause (ii) shall not apply to any Option that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Section 409A of the Code.

3.3. Plan Limitations. Subject to Section 3.2, the following additional maximums are imposed under the Plan:

(a)	The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 900,000 shares of Stock (which number includes all shares of Stock available for delivery under this Section 3.3(a) since the establishment of the Plan, determined in accordance with the terms of the Plan); provided, however, that to the extent that shares of Stock not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

(b)	The maximum number of shares of Stock that may be covered by Awards granted to any one Participant during any one-calendar-year period pursuant to Section 4 (relating to Options) shall be 600,000 shares of Stock.

(c)	For Full Value Awards that are intended to be Performance-Based Compensation, no more than 250,000 shares of Stock may be delivered pursuant to such Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this Section 3.3(c) that are intended to be Performance-Based Compensation shall be subject to the following:

(i)	If the Awards are denominated in shares of Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(ii)	If delivery of shares of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares of Stock are earned shall be disregarded.

For the avoidance of doubt, the limitations of this Section 3.3(c) do not apply to any Award that is not intended to constitute Performance-Based Compensation.

(d)	The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 5 (relating to Full Value Awards) shall be 860,000 shares.

(e)	For Cash Incentive Value Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any performance period shall equal $600,000 multiplied by the number of calendar months included in that performance period; provided that Awards described in this Section 3.3(e), that are intended to be Performance-Based Compensation, shall be subject to the following:

(i)	If the Awards are denominated in cash but an equivalent amount of shares of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into shares of Stock.

(ii)	If delivery of shares of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

For the avoidance of doubt, the limitations of this Section 3.3(d) do not apply to any Award that is not intended to constitute Performance-Based Compensation.

(f)	The maximum number of shares of Stock that may be covered by Awards granted to any one Participant who is a member of the Board but who is not an employee of the Company or a Related Company during any one calendar-year period pursuant to Sections 4 (relating to Options) shall be 50,000 shares. The maximum number of shares of Stock that may be covered by Full Value Awards granted to any one Participant who is a member of the Board but who is not an employee of the Company or a Related Company during any one calendar-year period shall be 50,000 shares.

(g)	Notwithstanding the provisions of Sections 4.5 and 5.4 of the Plan, the Committee may grant Awards that are not subject to the minimum vesting limitations of Sections 4.5 (with respect to Options) and of Section 5.4 (with respect to Full Value Awards); provided, however, that the aggregate number of shares of Stock subject to Options and Full Value Awards granted pursuant to the Plan that are not subject to the minimum vesting limitations of Sections 4.5 and 5.4) (excluding any such Awards to the extent that they have been forfeited or cancelled) may not exceed 5% of the limit imposed by Section 3.1(a) (relating to the limit on shares of Stock granted under the Plan).

SECTION 4

OPTIONS

4.1. Grant of Options. Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Options to an Eligible Individual in such amounts as the Administrator, in its sole discretion, will determine. Each Option will be designated in the Award Agreement as either an ISO, an NQO or a Tax-Qualified Option (subject to the terms of Exhibit A to the Plan). Notwithstanding a designation for a grant of Options as ISOs, however, to the extent that the aggregate Fair Market Value of the shares of Stock with respect to which ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as NQOs. For purposes of this Section 4.1, ISOs will be taken into account in the order in which they were granted, the Fair Market Value of the shares of Stock will be determined as of the time the Option with respect to such shares of Stock is granted, and calculation will be performed in accordance with Section 422 of the Code and Treasury Regulations promulgated thereunder. Each Eligible Individual to whom an Option is granted may, by notice in writing within 30 days of the date of grant, disclaim in whole or in part his rights under the Option, in which case the Option shall for all purposes be deemed never to have been granted.

4.2. Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the date of grant of the Option, the Exercise Price, the term of the Option, the number of shares of Stock subject to the Option, the exercise restrictions, if any, applicable to the Option, including the dates upon which the Option is first exercisable in whole and/or part, and such other terms and conditions as the Administrator, in its sole discretion, may determine.

4.3. Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than 10 years from the date of grant thereof. In the case of an ISO granted to a Participant who, at the time the ISO is granted, owns capital stock representing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the ISO will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

4.4. Exercise Price. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value, if any, of a share of Stock). In addition, in the case of an ISO granted to an Employee who owns capital stock representing more than 10% of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per share Exercise Price will be no less than 110% of the Fair Market Value per share of Stock on the date of grant. Notwithstanding the foregoing provisions of this Section 4.4, Options may be granted with a per share Exercise Price of less than 100% of the Fair Market Value per share of Stock on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

4.5. Minimum Vesting. Notwithstanding the foregoing, and subject to Sections 3.3(g), 8 and 9, in no event shall an Option granted to any Participant become exercisable or vested prior to the earlier to occur of (i) the first anniversary of the date on which it is granted and (ii) the Participant’s Termination Date occurs by reason of death or Disability. In the event the Participant’s Termination Date occurs for any reason other than death, Disability, Retirement or an involuntary termination without Cause, any unvested Options shall be forfeited, and in the event the Participant’s Termination Date occurs by reason of death, Disability, Retirement or an involuntary termination without Cause, unvested Options shall be exercisable only as determined by the Committee in its sole discretion pursuant to its authority in Section 9.

4.6. Exercise Period. The Option shall not be exercisable prior to the date that the vesting conditions have been satisfied as provided in Section 4.5 of the Plan, and the Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)	the last day of the term of the Option;

(b)	if the Participant’s Termination Date occurs by reason of death, Disability, Retirement or an involuntary termination without Cause, the one-year anniversary of such Termination Date;

(c)	if the Participant’s Termination Date occurs for any reason other than those listed in Section 4.6(b), the Termination Date.

4.7. Manner of Exercise. An Option may be exercised, in whole or in part, by the delivery to the secretary of the Company, or his duly appointed agent, of an Option exercise agreement covering not less than all the shares of Stock over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant together with a remittance of the Exercise Price payable in respect of the shares of Stock over which the Option is to be exercised.

4.8. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 4 shall be subject to the following:

(a)	Subject to the following provisions of this Section 4.8, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 4.8(c), payment may be made as soon as practicable after the exercise).

(b)	Subject to Applicable Law, the full Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee (including shares otherwise distributable pursuant to the exercise of the Option), and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)	Subject to Applicable Law, if shares are publicly traded, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares of Stock) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

4.9. No Repricing. Except for either adjustments pursuant to Section 3.2 (relating to the adjustment of shares of Stock), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower Exercise Price. Except as approved by Company’s stockholders, in no event shall any Option granted under the Plan be surrendered to Company in consideration for a cash payment or the grant of any other Award if, at the time of such surrender, the Exercise Price of the Option is greater than the then current Fair Market Value of a share of Stock. In addition, no repricing of an Option shall be permitted without the approval of Company’s stockholders if such approval is required under the rules of any stock exchange on which Stock is listed.

SECTION 5

FULL VALUE AWARDS

5.1. Grant of Full Value Award. Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Full Value Awards to Eligible Individuals in such amounts as the Administrator, in its sole discretion, will determine.

5.2. Full Value Award Agreement. Each Full Value Award will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of shares of Stock granted, and such other terms and conditions as the Administrator, in its sole discretion, may determine.

5.3. Conditions. A Full Value Award may be subject to one or more of the following, as determined by the Committee:

(a)	The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(b)	The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(c)	The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

5.4. Minimum Vesting.

(a)	Notwithstanding the foregoing, and subject to Sections 3.3(g), 8 and 9, if a Participant’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or the Related Companies, without achievement of performance targets or other performance objectives (whether or not related to Performance Measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for vesting shall not end prior to the earlier to occur of (i) the first anniversary of the date on which it is granted and (ii) the Participant’s Termination Date occurs by reason of death or Disability. In the event the Participant’s Termination Date occurs for any reason other than death, Disability, Retirement or an involuntary termination without Cause, any unvested Full Value Awards shall be forfeited, and in the event the Participant’s Termination Date occurs by reason of death, Disability, Retirement or an involuntary termination without Cause, any unvested Full Value Awards shall become vested only as determined by the Committee in its sole discretion pursuant to its authority in Section 9. The foregoing requirements shall not apply to grants that are a form of payment of earned performance awards or other incentive compensation.

(b)	Notwithstanding the foregoing, and subject to Sections 3.3(g), 8 and 9, if a Participant’s right to become vested in a Full Value Award is conditioned on the achievement of performance targets or other performance objectives (whether or not related to Performance Measures and whether or not such Full Value Award is designated as “Performance-Based Compensation”), then the required performance period for determining the achievement of such performance targets or other performance objectives for vesting shall be not end prior to the earlier occur of (i) the first anniversary of the date on which it is granted and (ii) the Participant’s Termination Date occurs by reason of death or Disability. In the event the Participant’s Termination Date occurs for any reason other than death, Disability, Retirement or an involuntary termination without Cause, any unvested Full Value Awards shall be forfeited, and in the event the Participant’s Termination Date occurs by reason of death, Disability, Retirement or an involuntary termination without Cause, any unvested Full Value Awards shall become vested only as determined by the Committee in its sole discretion pursuant to its authority in Section 9.

SECTION 6

CASH INCENTIVE AWARDS

Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Cash Incentive Awards to Eligible Individuals in such amounts as the Administrator, in its sole discretion, may determine. A Cash Incentive Award is the grant of a right to receive a payment of cash that is contingent on service conditions or on achievement of performance objectives or any other applicable conditions over a specified period as established and determined by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

SECTION 7

PERFORMANCE-BASED COMPENSATION

7.1. Grants of Performance-Based Compensation. The Committee may designate a Full Value Award or Cash Incentive Award granted to any Participant as Performance-Based Compensation within the meaning of Section 162(m) of the Code and regulations thereunder. To the extent required by Section 162(m) of the Code, any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more Performance Measures as determined by the Committee and the following additional requirements shall apply:

(a)	The Performance Measures established for the performance period established by the Committee shall be objective (as that term is described in regulations under Section 162(m) of the Code), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the Performance Measure is substantially uncertain.

(b)	A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable Performance Measure(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this Section 7.1(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c)	If a Participant’s employment terminates because of death or Disability, or if a Change in Control occurs prior to the Participant’s Termination Date, the Committee may provide that the Participant’s Full Value Award or Cash Incentive Award shall become vested without regard to whether the Full Value Award or Cash Incentive Award would be Performance-Based Compensation; provided, however, that where the extent to which any such Full Value Award or Cash Incentive Award becomes vested is based on the satisfaction of the applicable Performance Measures on or after such Change in Control, the Committee may make such determination either based on the determination of the satisfaction of the applicable Performance Measure based on actual performance through the date of such Change in Control or based on assumed performance at the target level through the date of such Change in Control.

7.2. Grants Not Intended as Performance-Based Compensation. Nothing in this Section 7 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, the Company or any Related Company from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that, at the time of grant of Full Value Awards or Cash Incentive Awards by the Committee, the Committee shall designate whether such Awards are intended to constitute Performance-Based Compensation. To the extent that the provisions of this Section 7 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.

SECTION 8

CHANGE IN CONTROL

8.1. Award Agreement. Subject to the provisions of Section 3.2 (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

8.2. Accelerated Vesting. Except as otherwise provided in an Award Agreement, on the consummation of a Change in Control, all Options which have not otherwise expired or been forfeited or cancelled shall become immediately exercisable and vested, and all other Awards which have not otherwise expired or been forfeited or cancelled shall become fully vested.

8.3. Committee Actions On A Change in Control. On a Change in Control, the Committee may cancel any outstanding Awards in return for cash payment of the current value of the Award, determined with the Award fully vested at the time of payment pursuant to Section 8.2, provided that in the case of an Option, the amount of such payment will be the excess of value of the shares of Stock subject to the Option at the time of the transaction over the Exercise Price; provided, further, that in the case of an Option, such Option will be cancelled with no payment if, as of the Change in Control, the value of the shares of Stock subject to the Option at the time of the transaction are equal to or less than the Exercise Price. However, in no event shall this Section 8.3 be construed to permit a payment if such payment would result in accelerated recognition of income or imposition of additional tax under Section 409A of the Code.

SECTION 9

COMMITTEE

9.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 9. The Committee shall be selected by the Board, and shall consist of two or more members of the Board. Unless otherwise provided by the Board, the Compensation Committee of the Board shall serve as the Committee. As a committee of the Board, the Committee is subject to the overview of the Board. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by Applicable Law, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

9.2. Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements and who would meet the requirements of a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Any Award granted under the Plan which is intended to constitute Performance-Based Compensation (including Options) shall be granted by a Committee consisting solely of two or more “outside directors“ within the meaning of Section 162(m) of the Code and applicable regulations.

9.3. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select individuals who shall be Eligible Individuals and who, therefore, are eligible to receive Awards under the Plan. The Committee shall have the authority to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares of Stock covered by the Awards, to establish the terms, conditions, performance targets, restrictions, and other provisions of such Awards, to cancel or suspend Awards, and to accelerate the exercisability or vesting of any Award under circumstances designated by it. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual’s present and potential contribution to the Company’s or a Related Company’s success and such other factors as the Committee deems relevant.

(b)	To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and conditions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(e)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(f)	In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to applicable corporate law.

(g)	Notwithstanding any other provision of the Plan, no benefit shall be distributed under the Plan to any person unless the Committee, in its sole discretion, determines that such person is entitled to benefits under the Plan.

9.4. Delegation by Committee. Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

9.5. Information to be Furnished to Committee. The Company, Subsidiaries and any applicable Related Company shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company, Subsidiaries and any applicable Related Company as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

9.6. Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 10

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee if applicable); and further provided that adjustments pursuant to Section 3.2 shall not be subject to the foregoing limitations of this Section 10; and further provided that the provisions of Section 4.9 (relating to Option repricing) cannot be amended unless the amendment is approved by the Company’s stockholders. Approval by the Company’s stockholders will be required for any material revision to the terms of the Plan, with the Committee’s determination of “material revision” to take into account the exemptions under NASDAQ’s rules. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Section 409A of the Code or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Section 409A of the Code to become subject to Section 409A of the Code.

SECTION 11

GENERAL PROVISIONS

11.1. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, the Company shall have no obligation to recognize an exercise of an Option or deliver any shares of Stock or make any other distribution of benefits under the Plan unless such exercise, delivery or distribution complies with all Applicable Laws (including, without limitation, the requirements of the United States Securities Act of 1933 and the securities laws of any other applicable jurisdiction), and the applicable requirements of any securities exchange or similar entity or other regulatory authority with respect to the issue of shares and securities by the Company.

(b)	To the extent that the Plan provides for issuance of share certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by Applicable Law, the By-laws of the Company.

(c)	To the extent provided by the Committee, any Award may be settled in cash rather than shares of Stock.

11.2. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares of Stock or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee and subject to Applicable Law, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns; or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan (including shares otherwise distributable pursuant to the Award); provided, however, that such shares of Stock under this clause (iii) may be used to satisfy not more than the maximum individual tax rate for the Participant in applicable jurisdiction for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state, and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant).

11.3. Grant and Use of Awards. In the discretion of the Committee, an Eligible Individual may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to an Eligible Individual. Subject to Section 4.9 (relating to repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary or a Related Company). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary or a Related Company,

including the plans and arrangements of the Company or a Subsidiary or a Related Company assumed in business combinations. Notwithstanding the provisions of Section 4.4, Options granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary or a Related Company assumed in business combinations may provide for Exercise Prices that are less than the Fair Market Value of the shares of Stock at the time of the replacement grants, if the Committee determines that such Exercise Price is appropriate to preserve the economic benefit of the award. The provisions of this Section shall be subject to the provisions of Section 11.13.

11.4. Dividends and Dividend Equivalents. An Award (other than an Option) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to shares of Stock subject to the Award; provided, however, that no dividend or dividend equivalents granted in relation to Full Value Awards that are subject to vesting shall be settled prior to the date that such Full Value Award (or applicable portion thereof) becomes vested and is settled. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, will be subject to the Company’s By-laws as well as Applicable Law and further may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in share of Stock equivalents. The provisions of this Section shall be subject to the provisions of Section  11.13.

11.5. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine; provided, however, that if a Cash Incentive Award is settled in shares of Stock, it must satisfy the minimum vesting requirements related to Full Value Awards (as described in Section 5.4, including the limited exception described in Section 3.3(g)). Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment or distribution, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred share of Stock equivalents. Except for Options designated at the time of grant or otherwise as intended to be subject to Section 409A of the Code, this Section 11.5 shall not be construed to permit the deferred settlement of Options, if such settlement would result in deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i)(A)(3) (except as permitted in Sections (i) and (ii) of that section). Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee. The provisions of this Section shall be subject to the provisions of Section 11.13.

11.6. Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

11.7. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

11.8. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

11.9. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary or Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by Applicable Law or applicable rules of any stock exchange) by a duly authorized officer of such company.

11.10. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

11.11. Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary or Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary or Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary or Related Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary or Related Company shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or Related Company or the right to continue to provide services to the Company or any Subsidiary or Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and is registered in the Company’s Register of share of stockholders.

(c)	All Stock and shares issued under any Award or otherwise are to be held subject to the provisions of the Company’s By-laws and each Participant is deemed to agree to be bound by the terms of the Company’s By-laws as they stand at the time of issue of any shares of Stock under the Plan.

11.12. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

11.13. Limitations under Section 409A. The provisions of the Plan shall be subject to the following:

(a)	Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code.

(b)	Neither Section 11.3 nor any other provision of the Plan shall be construed to permit the grant of an Option if such action would cause the Option being granted or the option or stock appreciation right being replaced to be subject to Section 409A of the Code, provided that this Section (a) shall not apply to any Option (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Section 409A of the Code.

(c)	Except with respect to an Option that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Section 409A of the Code, no Option shall condition the receipt of dividends with respect to an Option on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the Exercise Price of the Option pursuant Treas. Reg. §1.409A-1(b)(5)(i)(E).

(d)	The Plan shall not be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Section 409A of the Code.

EXHIBIT A

UK TAX-QUALIFIED OPTIONS

The purpose of this Exhibit A is to provide, in accordance with Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom (“Schedule 4”), benefits for employees in the form of Tax-Qualified Options. The Committee may, when granting an Option to an Employee, designate it as a Tax-Qualified Option. If they do so, the provisions of the Innospec Inc. 2018 Omnibus Long-Term Incentive Plan (the “Plan”) will apply to it, as amended by this Exhibit A.

SECTION 1 OF EXHIBIT A

DEFINITIONS

Words used in this Exhibit A have the same meaning as in the Plan unless amended as stated below:

1.1. “Control” has the meaning given in s995 Income Tax Act 2007 of the United Kingdom.

1.2. “Employee” means an employee or director of a Participating Company but does not include anyone who is:

(a)	excluded from participation because of paragraph 9 of Schedule 4 (material interests provisions); or

(b)	a director who is required to work less than 25 hours a week (excluding meal breaks).

1.3. “HMRC” means Her Majesty’s Revenue and Customs of the United Kingdom.

1.4. “Market Value” in relation to a Share on a particular day means:

(a)	if the Shares are listed on a Recognised Stock Exchange, the closing price of the shares on the immediately preceding day (or if more than one price is shown, the lower price plus one half the difference between the two figures) if the exchange is open on that day, and if the exchange is not open on that day the relevant price for the latest previous day it was open; and

(b)	if the Shares are not listed on a Recognised Stock Exchange, the market value determined in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 of the United Kingdom, and any relevant published HMRC guidance, on the relevant day, and any restriction referred to in Section 4 of this Exhibit A will be ignored when determining Market Value.

1.5. “Ordinary Share Capital” has the meaning given in s989 Income Tax Act 2007 of the United Kingdom.

1.6. “Participating Company” means:

(a)	the Company and any Subsidiary;

(b)	any jointly-owned company (within the meaning of paragraph 34 of Schedule 4) designated by the Committee; and

(c)	any other entity designated by the Committee so long its participation would not prevent the Plan as amended by this Exhibit A from being a Schedule 4 Plan.

1.7. “Recognised Stock Exchange” has the meaning given in s1005 of the Income Tax Act 2007 of the United Kingdom.

1.8. “Retirement” shall be interpreted consistently with the interpretation of that term in s524 Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom and applicable guidance from HMRC.

1.9. “Schedule 4” means Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom.

1.10. “Schedule 4 Plan” means a plan in relation to which the requirements of Parts 2 to 6 of Schedule 4 are (and are being) met.

1.11. “Shares” means, subject to Section 2 of this Exhibit A, shares of Common Stock which satisfy paragraphs 16 to 20 of Schedule 4.

1.12. “Subsidiary” means a company which is a subsidiary of the Company within the meaning of s1159 Companies Act 2006 of the United Kingdom which is under the Control of the Company.

1.13. “Takeover Offer” means either:

(a)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is either unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the Shares,

and for these purposes the reference to the “whole of the issued ordinary share capital” and “all the Shares” shall not be taken to include any capital or Shares held by the person making the offer or a person connected with that person (within the meaning of s718 Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom), and it does not matter whether the offer is made to different shareholders by different means.

1.14. “Tax-Qualified Option” means an Option to which this Exhibit A applies.

1.15. “Tax-Qualified Option Expiration Date” has the meaning set forth in Section 9.4 of this Exhibit A.

SECTION 2 OF EXHIBIT A

SHARES

If any Shares which are subject to a Tax-Qualified Option cease to satisfy paragraphs 16 to 20 of Schedule 4 and this Exhibit A ceases to be a Schedule 4 Plan, or the Tax-Qualified Options become exercisable pursuant to Section 10.4 of this Exhibit A, the definition of “Shares” above is changed automatically to “shares of Common Stock”.

SECTION 3 OF EXHIBIT A

RESTRICTIONS ON TERMS OF TAX-QUALIFIED OPTIONS

3.1. A Tax-Qualified Option can only be satisfied by the delivery of Shares. The Committee may not permit or require the deferral of any settlement of a Tax-Qualified Option, and the relevant Shares shall be delivered no later than 30 days from the date of exercise.

3.2. The Exercise Price of a Tax-Qualified Option may not be paid by the tendering of shares of Stock.

3.3. If the Exercise Price of a Tax-Qualified Option (or any tax or social security withholding obligation arising in connection with its exercise) is funded by the sale of Shares acquired on exercise, the Shares must first be acquired by the Participant, and cannot be sold before the exercise of the Option.

3.4. A Tax-Qualified Option cannot be transferred during the Participant’s life, although it may be transmitted to the Participant’s personal representatives on the Participant’s death.

3.5. Any provisions in the Award Agreement for a Tax-Qualified Option shall comply with the requirements of Schedule 4.

3.6. The Company shall ensure that the Participant has an enforceable right to a Tax-Qualified Option (in accordance with its terms) from its date of grant.

SECTION 4 OF EXHIBIT A

NOTIFICATION OF TERMS OF TAX-QUALIFIED OPTION

4.1. The Company will ensure that the Participant is notified of the following (which must be determined on the date of grant of the Option) as soon as practicable after grant of a Tax-Qualified Option:

(a)	the number and description of the Shares subject to the Option;

(b)	the Exercise Price;

(c)	whether or not the Shares subject to the Option are subject to any restriction (as defined in paragraph 36(3) of Schedule 4) and, if so, the details of any such restrictions;

(d)	the times at which the Option may be exercised (in whole or in part);

(e)	the circumstances under which the Option will lapse or be cancelled (in whole or in part), including any conditions to which the exercise of the Option (in whole or in part) is subject; and

(f)	any mechanism by way of which any terms referred to in sub-paragraphs (a) and (c) to (e) above can be changed.

4.2. The notification may be given wholly or partly through the Award Agreement relating to the Tax-Qualified Option.

SECTION 5 OF EXHIBIT A

EXERCISE PRICE

The Exercise Price of a Tax-Qualified Option will not be less than Market Value of a Share on the date of grant.

SECTION 6 OF EXHIBIT A

HMRC LIMIT

The aggregate Market Value of:

(a)	the Shares subject to a Tax-Qualified Option held by a Participant; and

(b)	the Shares which the Participant may acquire on exercising other Tax-Qualified Options; and

(c)	the shares which the Participant may acquire on exercising his options under any other Schedule 4 Plan established by the Company or by any of its associated companies (as defined in paragraph 35 of Schedule 4), must not be more than the amount permitted under paragraph 6(1) of Schedule 4 (currently £30,000). To the extent that a Tax-Qualified Option is purportedly granted over a number of Shares which would result in this limit being exceeded the Option shall be automatically limited and take effect so that this limit is not exceeded, and the Tax-Qualified Option shall be deemed not to have been granted to the extent that it exceeds this limit. For the purposes of this Section, Market Value is calculated as at the date of grant of the relevant option.

SECTION 7 OF EXHIBIT A

ADJUSTMENT OF OPTIONS

7.1. Adjustments may be made to Tax-Qualified Options under Section 3.2 of the Plan only where there is a variation of the share capital of which Shares form part and:

(a)	the total Exercise Price after adjustment must be substantially the same as before adjustment; and

(b)	the total Market Value of the Shares subject to the Option must remain substantially the same; and

(c)	the Plan (as amended by this Exhibit A) must continue to be a Schedule 4 Plan.

7.2. An annual return relating to the Plan (as amended by this Exhibit A) submitted to HMRC following any such adjustment must include a declaration that the Plan (as amended by this Exhibit A) continues to comply with Schedule 4.

SECTION 8 OF EXHIBIT A

MATERIAL INTEREST

A Participant may not exercise a Tax-Qualified Option while he is excluded from participation in a Schedule 4 Plan under paragraph 9 of Schedule 4 (material interest provisions).

SECTION 9 OF EXHIBIT A

EXERCISE – ADDITIONAL PROVISIONS

9.1. A Tax-Qualified Option shall vest and become exercisable on the third anniversary of the date of grant of the Option (or such later date as may be provided in the Award Agreement) save where it may be exercised earlier in accordance with the other provisions of this Section 9, Section 10 of this Exhibit A or Section 8 of the Plan. A Tax-Qualified Option shall not be exercisable before any such date or time.

9.2. Notwithstanding the provisions of Sections 4.5 and 4.6 of the Plan, but save to the extent otherwise prohibited by any other provision of the Plan (as amended by this Exhibit A), a Participant may exercise a Tax-Qualified Option for the period of six months after ceasing to be an Employee for any of the following reasons:

(a)	injury;

(b)	ill health;

(c)	Disability;

(d)	Retirement;

(e)	redundancy (within the meaning of the Employment Rights Act 1996 of the United Kingdom);

(f)	the Participant’s employer ceasing to be a Participating Company;

(g)	the transfer of the business that employs the Participant to a person that is not a Participating Company; or

(h)	any other reason with the consent of the Committee.

9.3. If a Participant dies before the lapse of a Tax-Qualified Option, his Tax-Qualified Option may be exercised by his personal representatives at any time within 12 months after his death, notwithstanding any earlier lapse in accordance with the rules of the Plan.

9.4. A Tax-Qualified Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Tax-Qualified Option Expiration Date. The Tax-Qualified Option Expiration Date shall be the earliest to occur of the following:

(a)	the date on which any applicable period provided in Section 9.2 of this Exhibit A expires;

(b)	the date on which the Participant ceases to be an Employee for any reason other than those set out in Section 9.2 of this Exhibit A;

(c)	the date on which the Option lapses in accordance with Section 10.4(c) of this Exhibit A, if applicable;

(d)	the last day of the period specified in Section 10.5 of this Exhibit A, if applicable;

(e)	any date on which the Option lapses in accordance with Section 10.6 of this Exhibit A;

(f)	any other date on which the Option lapses in accordance with the Plan (other than Section 4 of the Plan) or the Award Agreement; or

(g)	the last day of the term of the Option,

in each case save where Section 9.3 of this Exhibit A applies in which case the Tax-Qualified Option Expiration Date shall be the last day of the period referred to in that Section 9.3. Section 4.6 of the Plan shall not apply to a Tax-Qualified Option.

9.5. Except for rights determined by reference to a date before the date of issue, or any restriction notified in accordance with Section 4.1(c) of this Exhibit A, Shares issued in satisfaction of the exercise of an Option shall rank equally in all respects with Shares of the same class in issue at the date of issue.

SECTION 10 OF EXHIBIT A

CORPORATE EVENTS

10.1. Change in Control. The provisions of this Section 10 of Exhibit A have effect in addition to any provisions provided in the Award Agreement or by the Committee pursuant to Section 8 of the Plan. Notwithstanding the foregoing, no such provision provided in the Award Agreement shall have effect if it would affect the status of the Plan as amended by this Exhibit A as a Schedule 4 Plan, and no such provision provided by the Committee shall have effect if it would affect such status as a Schedule 4 Plan unless it is determined that the Plan as amended by this Exhibit A should cease to be a Schedule 4 Plan.

10.2. Takeover Offer. If any person obtains Control of the Company as a result of making a Takeover Offer (other than pursuant to a Reorganisation), any Tax-Qualified Options that are not exchanged pursuant to Section 10.4 of this Exhibit A may, subject to Section 10.4, be exercised within [40] days after the time when the person making the offer has obtained Control of the Company and any conditions subject to which the Takeover Offer is made have been satisfied.

10.3. Non-UK Company Reorganisation Arrangement. If a non-UK company reorganisation arrangement (as defined in Schedule 4) applicable to or affecting:

(a)	all the ordinary share capital of the Company, or all the Shares; or

(b)	all the ordinary share capital of the Company, or all the Shares, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 Plan, becomes binding on the shareholders covered by it, then any Options that are not exchanged pursuant to Section 10.4 of this Exhibit A may be exercised within 40 days of the arrangement becoming binding.

10.4. Option exchange.

(a)	If, as a result of the events specified in Section 10.2 or 10.3 of this Exhibit A, a company has obtained Control of the Company, the Participant may, by agreement with that other company (the “Acquiring Company”), within the applicable period provided in paragraph 26(3) of Schedule 4, release each Option (the “Old Option”) in consideration of the grant of an Option (the “New Option”) which satisfies the conditions set out in paragraph 27 of Schedule 4.

(b)	Where, in accordance with this Section 10.4, Options are released and New Options granted, the New Options shall not be exercisable in accordance with Sections 10.2 or 10.3 above by virtue of the event by reason of which the New Options were granted.

(c)	Where New Options are, or are to be, offered in exchange for the release of Old Options in accordance with the above provisions of this Section 10.4, the Committee may determine that the Old Options will not become exercisable or lapse as a result of the relevant event under Section 10.2 or 10.3. In such cases the Old Options will, if the Committee so specifies, lapse at the end of the period for acceptance of the offer, provided that Option Holders have a period of at least 14 days in which to accept the offer.

10.5. Shares Ceasing to be Subject to Schedule 4. If Section 10.2 or 10.3 of this Exhibit A applies and, as a result of the event by virtue of which that paragraph applies, Shares in the Company would no longer meet the requirements of Part 4 of Schedule 4, the Committee, acting fairly and reasonably, may decide that the Tax-Qualified Options may be exercised under that Section only within a 20 day period after the relevant event.

10.6. Lapse Following Corporate Event. Where a Tax-Qualified Option becomes exercisable pursuant to this Section 10 of Exhibit A, if it is not exercised by the end of the period specified for exercise it shall then lapse (save where Section 9.3 of this Exhibit A applies).

10.7. Extent of Exercise Following Corporate Event. Where a Tax-Qualified Option becomes exercisable pursuant to this Section 10, it shall be exercisable in full, subject to any contrary provision in the Award Agreement.

SECTION 11 OF EXHIBIT A

COMMITTEE’S POWERS

11.1. The Committee’s powers under the Plan are further restricted in relation to Tax-Qualified Options as described in this Section.

11.2. No amendment to the Plan or this Exhibit A shall apply in relation to Tax-Qualified Options if it would result in the Plan as amended by this Exhibit A ceasing to be a Schedule 4 Plan, unless it is determined that it should so cease.

11.3. This Exhibit A, and the Plan as amended by this Exhibit A, shall at all times be interpreted in a manner consistent with Schedule 4 and any other legislative provisions applying to Schedule 4 Plans, save where it is determined that the Plan as amended by this Exhibit A should cease to be a Schedule 4 Plan.

11.4. Any exercise of discretion in relation to an outstanding Tax-Qualified Option must be done in a fair and reasonable manner.

11.5. An annual return submitted to HMRC following any change to a term of a Tax-Qualified Option which is necessary to comply with Parts 2 to 6 of Schedule 4 must include a declaration that the Plan continues to comply with Schedule 4 from the date of the change.